Consulting Agreement

This is an agreement dated and effective this ______th day of March 2009 by and between International Investment Consulting Company S.A. (hereinafter referred to as The Company), whose address is 30, rue Dernier Sol, L-2543 Luxembourg and Edgewater Foods International, Inc. (OTCBB: EDWT), whose address is 400 Professional Drive, Suite 310, Gaithersburg, MD 20879 (hereinafter referred to as The Client).

Recitals

I.	The Client desires to obtain consulting services from The Company as more particularly described herein (“Scope of Services and Manner of Performance”).
II.	The Company is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement.

Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, The Company and The Client hereby agree as follows.

Terms

1.
Scope of Services.  The Company will perform consulting for and on behalf of The Client in relation to interactions with the press, institutions, broker-dealers, shareholders and members of the public, subject to the covenants set forth in Section 8 herein, and will consult with The Client on matters pertaining to public relations, corporate exposure/investor awareness, business modeling and development and can perform services in Canada and Europe including:

A.	Telephone marketing/advertising campaigns
B.	web based dissemination of Corporate Profile, business idea and corporate news to target groups
C.	Newspaper and media interviews
D.	Road-show presentations
E.	Investor conference calls

Subject to the covenants set forth in Section 8 herein, it is intended that The Company will distribute company material to institutions, portfolio managers, broker-dealers, financial advisors and other persons whom The Company determines in its sole discretion, are capable of disseminating such information to the general public.  The Company will also advise The Client concerning marketing and promotional matters relating to its business.  Subject to the covenants set forth in Section 8 herein, The Company will act upon The Client’s behalf in the investment community, with existing shareholders, and the public.  It is expressly agreed and acknowledged that The Company will not be expected to provide investment advice or recommendations regarding EDWT to anyone.  The Company will focus on contacting persons, generally through conventional communications in order to familiarize them with information concerning EDWT.  Additionally, The Company shall be available for advice and counsel to the officers and directors of EDWT at such reasonable and convenient times and places as may be mutually agreed upon.  Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time allocated by The Company, shall be determined at the sole discretion of The Company.

2.	Compensation. As compensation for The Company’s services, EDWT shall issue options to purchase common stock of EDWT exercisable at the following strike prices and vesting schedule.

Amount                                      Strike Price                                                      Vesting Schedule

50,000	$ 0.15	Vests immediately
50,000	$ 0.20	Vests immediately
50,000	$ 0.25	Vests immediately
50,000	$ 0.30	Vests immediately
75,000	$ 0.35	Vests immediately
75,000	$ 0.40	Vests immediately
75,000	$ 0.45	Vests immediately
75,000	$ 0.50	Vests immediately
200,000	$ 0.55	Vests immediately
200,000	$ 0.60	Vests immediately
500,000	$ 0.80	Vests immediately
800,000	$ 1.00	Vests immediately
1,000,000	$ 1.20	Vests immediately

EDWT agrees to grant piggy back registration rights on the underlying share of common stock for the warrants.  The options shall be exerciseable for a period of three years from the date of vesting.

In the event of termination of unexercised vested options expire 45 days from termination.

Upon execution of this agreement, EDWT shall immediately issue the Company 200,000 restricted shares of common stock.  The full 200,000 shares shall be deemed earned by the Company upon issuance, however will vest 50,000 per quarter.   EDWT agrees to grant piggy back registration rights on the shares of common stock.  The filing of the registration statement shall have no bearing on the Vesting Period requirements hereunder for the shares.

Beginning 120 days from the date of this agreement and the exercise of  at least 175,000 of the $.55 options, EDWT will pay $10,000 per month on the first day of the month to The Company until the end of the term of the agreement or until the agreement is otherwise terminated pursuant to Section 12.

If the Client receives financing, whether debt, equity or otherwise, from a funding source introduced to it by the Company in consultation with the Company, the Company agrees to pay a Finder’s Fee to the Company  as follows:  five (5%) percent of the first $2,000,000, four (4%) of the next $2,000,000three (3%) percent of the next $2,000,000, two (2%) percent of the next two million and one (1%) percent of the balance of such financing over $8,000,000, assuming such financing occurs within twenty four (24) months of the introduction.  Payment of the Finder’s Fee is due and payable at the time of closing of any such funding transaction.

3.
Expenses. EDWT shall pay all reasonable costs and expenses incurred by The Company, its officers, employees and agents, in carrying out its duties and obligations pursuant to the provision of this Agreement, excluding The Company’s general and administrative expenses and costs, but including and not limited to the following costs and expenses; provided all costs and expense items in excess of $100.00 (One Hundred U.S. Dollars) must be approved by the Company in writing prior to the Company’s incurrence of the same

4.
Status of Consultant.  The Company shall act as an independent Consultant and not as an agent or employee of The Client and The Company shall make no representation as an agent or employee of The Client.  The Company shall furnish insurance and be responsible for all taxes as an independent Consultant.  The Company shall have no authority to bind The Client or incur other obligations on behalf of The Client.  Likewise, The Client shall have no authority to bind or incur obligations on behalf of The Company.

5.
Sub Contractors.  The Company shall hire sub contractors to assist in the completion of the performance of this agreement. The Company shall be responsible for all payments to any sub contractors.  The Company will provide a written list of sub contractors in advance of any hiring for Client approval.  An initial list of sub contractors is indicated in Schedule A

6.
Disclosure of Material Events.  The Client agrees to promptly disclose to The Company those events/discoveries which are known and/or anticipated that may or conceivably may have an impact on the stock, business operations, future business, or public perception of EDWT, as this has material impact on the ability and effectiveness of The Company and service rendered.  It shall be understood that excluded from this disclosure shall be information deemed to be non-public or “inside” information.

7.
Confidentiality Agreement.  In the event The Client discloses information to The Company that The Client considers to be secret, proprietary or non-public and so notifies The Company, The Company agrees to hold said information in confidence.  Proprietary information shall be used by The Company only in connection with services rendered under this Agreement.  Proprietary information shall not be deemed to include information that a) is in or becomes in the public domain without violation of this Agreement by The Client, or b) is rightfully received from a third entity having no obligation to The Client and without violation of the Agreement.  In reciprocal, The Client agrees to hold confidential all trade secrets of and methods employed by The Company in fulfillment of services rendered.

8.
Indemnification.  The Client agrees to indemnify and hold harmless The Company against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Company may become subject, because of the actions of The Client or its agents.  Likewise, The Company agrees to indemnify and hold harmless The Client against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Client may become subject, because of the actions of The Company or its agents (including the subcontractors listed on Schedule A, as amended from time to time).  The Company is willing and capable of providing services of a “Best Efforts” basis.  Payment by The Client to The Company is irrevocable and irreversible.

9.
The Company’s Responsibilities, Representations and Warranties.  The Company agrees that it will only communicate regarding The Client to licensed brokerage professionals and will not engage in any solicitation of the public with regard to The Client or its securities.  Notwithstanding the foregoing, The Company may provide approved information regarding The Client (i) in response to unsolicited inquiries by The Client’s shareholders; (ii) to valid trade and industry publications, newspapers and periodicals; and (iii) otherwise engage in communications which are normal and customary for an investor relations firm and which do not involve solicitation of investors in connection with its role as an investor relations firm for The Client.  The Company further agrees that it will only disclose information specifically provided to it by The Client regarding The Client for dissemination and will keep confidential any information marked as such by The Client.  The Company agrees that it will not make any undisclosed payments to brokers or others and will generally act within the letter and the spirit of U.S. securities laws, rules and regulations at all times.

Neither The Company nor any of its principals is subject to any sanction or restriction imposed by the SEC, FINRA, any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail The Company’s execution of this Agreement or the performance of its obligations hereunder.  Likewise, neither The Company nor any of its principals is aware of any action or contemplated action by any regulatory or governmental body or agency that may in the future limit or curtail The Company’s execution of this Agreement or the performance of its obligations hereunder.

The Company shall provide a detailed written report regarding its activities to The Client on a quarterly basis.  Such written report shall contain a written affirmation from The Company that it is in compliance with the terms of this Agreement on the date of such report.

10.
Conflict of Interest. The Company shall be free to perform services for other persons.  The Company will notify The Client of its performance of consulting services for any other Client that could conflict with its obligations under this agreement.

11.
Severability.  This agreement may be dissolved at any time at the express consent of both parties subject to Section 12.  In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this agreement shall be interpreted as if only that part is invalid and that the parties to this agreement will continue to execute the rest of this agreement to the best of their abilities unless both parties mutually consent to the dissolution of this agreement.

This agreement shall be interpreted in accordance with the laws of the State of New York.  This agreement and attached schedules constitutes the entire contract of the parties with respect to the matters addressed herein and no modifications of this agreement shall be enforceable unless in writing signed by both The Company and The Client.  This agreement is not assignable by either party without the consent of the other.

In witness whereof The Company and The Client have caused this agreement to be executed on the date.

12.	Term. The term of this agreement is twenty four months. Either party hereto may terminate this engagement as follows:

Either party hereto may terminate this agreement at the conclusion of initial three months from the execution date of the agreement by providing the other party a 30-day written notification.

Edgewater Foods International, Inc..

Authorized person  x__________________________  Title__________________ Date________
I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.

Gale Capital

Authorized person  x__________________________  Title__________________ Date________
I hereby certify that I agree to the terms of the contract above and am authorized to enter into a binding contract.